Exhibit 10.5

StepStone Group Private Debt LLC
450 Lexington Avenue, 31st Floor
New York, NY 10017

As of [   ], 202[    ]

StepStone Private Credit Fund LLC
450 Lexington Avenue, 31st Floor
New York, NY 10017

Re:	Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

StepStone Group Private Debt LLC (the “Advisor”) hereby confirms its agreement as follows in respect of StepStone Private Credit Fund LLC (the “Company”):

1. Expense Limitation. For the period from the effective date of that certain Investment Advisory Agreement (the “Advisory Agreement”), between the Company and the Advisor, for a one-year term beginning with the Company’s initial closing date for subscriptions for the Company’s limited liability company interests (the “Shares”) in its continuous private offering of Shares (the “Initial Closing Date”) and ending on the one year anniversary thereof (the “Limitation Period”), subject to the terms hereof, the Advisor agrees that, except as provided in Section 2 below, it will pay, absorb or reimburse the Company’s aggregate monthly operating expenses (which, for the avoidance of doubt, shall include the Company’s organizational and offering costs), excluding certain “Specified Expenses” listed below, such that the aggregate monthly operating expenses (exclusive of the Specified Expenses) borne by the Company during the Limitation Period shall not exceed 1.00%, on an annualized basis, of the Company’s month-end net assets (the “Expense Cap”). For any month in which the Company’s aggregate monthly operating expenses, exclusive of the Specified Expenses, exceed the Expense Cap, the Advisor will reimburse the Company for expenses to the extent necessary to eliminate such excess. The Advisor may also directly pay expenses on behalf of the Company and waive reimbursement under this letter agreement. The Advisor agrees to advance and directly pay the Company’s organizational and offering costs on the Company’s behalf, including all of the fees, costs, charges, expenses, liabilities and obligations incurred in relation to or in connection with the establishment of the Company, the marketing and offering of the Shares (including, among other things, legal, accounting, subscription processing and filing fees and expenses and other expenses pertaining to this offering), and the establishment, organization and creation of the operational structure of the Company and its special purpose vehicle subsidiaries, including travel, lodging, meals, entertainment, legal, accounting, regulatory compliance, fees of professional advisors, printing, postage, regulatory and tax filing fees, and other costs of establishment. The Company shall have no obligation to reimburse the Advisor for such advanced organizational and offering expenses unless the Company has received $100 million in gross proceeds from the sale of Shares, excluding Shares purchased by the Advisor and by the Company’s directors and officers, following which time, such advanced expenses shall be subject to recoupment by the Advisor to the extent that such recoupment would not cause the Company to exceed the Expense Cap.

2. Specified Expenses. The Expense Cap applies only to the Company’s aggregate monthly operating expenses (which, for the avoidance of doubt, shall include the Company’s organizational and offering costs) and excludes Specified Expenses. Specified Expenses not covered by this letter agreement include: (i) the base management fee under the Advisory Agreement; (ii) all fees and expenses charged by the non-affiliated investment managers of the Underlying Funds and other investments in which the Company invests (including management fees, performance or incentive fees and redemption or withdrawal fees, however titled or structured) (the “Acquired Fund Fees and Expenses”); (iii) the incentive fee under the Advisory Agreement; (iv) transactional costs, including legal costs and brokerage commissions, associated with the acquisition and disposition of the Company’s investments; (v) interest payments incurred on borrowings by the Company or its subsidiaries; (vi) fees and expenses incurred in connection with any credit facility obtained by the Company or any of its subsidiaries, including any expenses for acquiring ratings related to the credit facilities; (vii) distribution and shareholder servicing fees, as applicable; (viii) taxes; and (ix) extraordinary expenses resulting from events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence, including, without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or similar proceeding, indemnification expenses, and expenses in connection with holding and/or soliciting proxies for all annual and other meetings of Members.

3. Term. This letter agreement will remain in effect throughout the Limitation Period (including any extensions thereof), unless terminated by the Company’s Board of Directors upon thirty (30) days written notice to the Advisor.

This letter agreement may be renewed by the mutual agreement of the Advisor and the Company for successive terms of one year. Unless so renewed, this letter agreement will terminate automatically at the end of the Limitation Period. This letter agreement will also terminate automatically upon the termination of the Advisory Agreement, unless a new investment advisory agreement with the Advisor (or with an affiliate under common control with the Advisor) becomes effective upon such termination.

4. Excess Expenses. In consideration of the Advisor’s agreement as provided herein, the Company agrees to carry forward the amount of fees and expenses waived, reimbursed or paid by the Advisor (“Excess Expenses”) for a period not to exceed three years from the end of the month in which such fees and expenses were waived, reimbursed or paid by the Advisor, and to reimburse the Advisor in the amount of such Excess Expenses as promptly as possible, on a monthly basis, even if such reimbursement occurs after the termination of the Limitation Period, provided that the waived fees, reimbursed expenses or directly paid expenses have fallen to a level below the Expense Cap and the reimbursement amount does not raise the level of waived fees, reimbursed expenses or directly paid expenses in the month the reimbursement is being made to a level that exceeds the Expense Cap applicable at that time. For the avoidance of doubt, if at the end of any fiscal year in which the Company has reimbursed the Advisor for any Excess Expenses, the Company’s waived fees, reimbursed expenses or directly paid expenses for such fiscal year exceed the Expense Cap applicable at that time, the Advisor shall promptly pay the Company an amount equal to the lesser of: (i) the amount by which the Company’s waived fees, reimbursed expenses or directly paid expenses for such fiscal year exceed the Expense Cap; and (ii) the amount of reimbursements for Excess Expenses paid by the Company to the Advisor in such fiscal year. Any payment by the Advisor to the Company pursuant to the foregoing sentence shall be subject to later reimbursement by the Company in accordance with this Section 4. The Advisor’s obligations under this Section 4 shall survive termination of this letter agreement.

5. Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6. Construction and Forum. This letter agreement shall be governed by the laws of the State of New York, without regard to its conflicts of law principles. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Capitalized terms used, but not defined, herein shall have the meanings provided to such terms in the Company’s confidential private placement memorandum relating to its continuous private offering of Shares, as may be amended and restated from time to time.

7. Counterparts. This letter agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but the several counterparts shall together constitute but one and the same agreement of the parties hereto.

8. Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

[Signature Page Follows]

STEPSTONE GROUP PRIVATE DEBT LLC

By:
Name:
Title:

Accepted and Agreed:

STEPSTONE PRIVATE CREDIT FUND LLC

By:
Name:
Title:

[Signature Page to Expense Limitation and Reimbursement Agreement]